Exhibit 99.1

EARNINGS RELEASE

By:	Expeditors International of Washington, Inc.
1015 Third Avenue
Seattle, Washington 98104

CONTACTS:

	Jeffrey S. Musser	Bradley S. Powell	Geoffrey Buscher
	President and Chief Executive Officer	Senior Vice President and Chief Financial Officer	Director – Investor Relations
	(206) 674-3433	(206) 674-3412	(206) 892-4510

FOR IMMEDIATE RELEASE

EXPEDITORS REPORTS SECOND QUARTER 2022 EPS OF $2.27

SEATTLE, WASHINGTON - August 2, 2022, Expeditors International of Washington, Inc. (NASDAQ:EXPD) today announced second quarter 2022 financial results including the following highlights compared to the same quarter of 2021:

•	Diluted Net Earnings Attributable to Shareholders per share (EPS1) increased 23% to $2.27
•	Net Earnings Attributable to Shareholders increased 19% to $378 million
•	Operating Income increased 23% to $506 million
•	Revenues increased 28% to $4.6 billion
•	Airfreight tonnage volume and ocean container volume decreased 17% and 11%, respectively

“This was the strongest second quarter in our company’s history, even while our air and ocean volumes were soft compared to a year ago,” said Jeffrey S. Musser, President and Chief Executive Officer. “During the second quarter we continued the recovery from the February cyber-attack and re-established digital connections with many of our customers, which limited our ability to move cargo through our systems. We also experienced a significant drop in volumes in China due to the various lockdowns that resulted in factories not operating and cargo being unavailable to ship. We believe the volume changes are primarily related to timing of our recovery from the cyber-attack, our significant market presence in China, as well as a slowing economy and an overall drop in demand. We simply cannot say enough about the quality of our employees and their commitment to our customers over the last couple of years. Our experiences during the pandemic and recovery from the cyber-attack have tested the will of our staff, as well as the strength and commitment of our service providers and customers.

“Looking at the current environment, our perspective is that there is a great deal of uncertainty in the marketplace. Buy and sell rates have come down from their peaks but remain elevated and out of balance by historical standards. We see signs that the global economy has started to slow and that capacity is no longer severely constrained relative to demand that has also come down from earlier peaks. Nevertheless, airline belly capacity in many markets has not bounced back and we continued to access additional capacity by using air charters to meet shipper demand. Ocean transit times continued to be stretched by port congestion and many ongoing shortages of equipment, labor, and warehousing space. Various onshore bottlenecks further impacted many of our ocean and air lanes, in addition to affecting our customs business due to record high drayage, storage, delivery, demurrage, and detention costs at destination. We do not see signs that these conditions are likely to improve significantly any time soon. The unpredictability of COVID restrictions and lockdowns in China, as well as route restrictions and sanctions from the Ukraine conflict, continue to make global shipping a highly challenging business right now. But the strength of our organization and culture is in bringing order to chaos to service the needs of our customers by accessing capacity and delivering solutions despite the many disruptions.”

Bradley S. Powell, Senior Vice President and Chief Financial Officer, added, “All of our products performed well during the quarter and we returned $659 million to shareholders in repurchased stock and dividends. Given the current economic uncertainty and government actions aimed at taming inflation, along with the ongoing challenges

_______________________

1Diluted earnings attributable to shareholders per share.

NOTE:  See Disclaimer on Forward-Looking Statements in this release.

throughout the global supply chain, we believe that rates will continue to be highly volatile at least through the end of the year, while generally continuing to trend downwards from their highs over the longer-term. We are no strangers to uncertainty and remain highly disciplined and focused on our customers’ need for capacity and solutions. We will continue to explore ways to further enhance our already strong efficiencies as we continue to adapt to the current operating environment.”

Expeditors is a global logistics company headquartered in Seattle, Washington. The Company employs trained professionals in 176 district offices and numerous branch locations located on six continents linked into a seamless worldwide network through an integrated information management system. Services include the consolidation or forwarding of air and ocean freight, customs brokerage, vendor consolidation, cargo insurance, time-definite transportation, order management, warehousing and distribution and customized logistics solutions.

Disclaimer on Forward-Looking Statements:

Certain statements contained in this news release are “forward-looking statements,” based on management’s views with respect to future events and underlying assumptions that involve risks and uncertainties. These forward-looking statements include statements regarding the financial and operational impact of the cyber-attack; the future stabilization of supply/demand imbalance and rate volatility; the continued unsettled operating environment due to uncertain air and ocean capacity; volatile air and ocean pricing and uneven demand for such services; port congestion; equipment imbalances; labor shortages; insufficient warehouse and pier space; trade disruptions; rising fuels costs; the conflict in Ukraine; signs of a slowing economy and drop in demand; and the uneven lifting of the COVID-19 pandemic restrictions around the world. Future financial performance could differ materially because of factors such as: our ability to leverage the strength of our carrier relationships to secure space; the strength of our non-asset-based operating model; our expectation that the supply/demand imbalance, rate volatility, and various on-shore bottlenecks are unlikely to improve any time soon; our ability to fully re-open our offices for return-to-work; our ability to continue to enhance our productivity; our ability to invest in our strategic efforts to explore new areas for profitable growth; our ability to avoid another material cyber-attack; and our ability to remain a strong, healthy, unified and resilient organization. The ongoing impact of the COVID-19 pandemic could have the effect of heightening many of the other risks described in Item 1A of our Annual Report on Form 10-K, including, without limitation, those related to the success of our strategy and desire to maintain historical unitary profitability, our ability to attract and retain customers, our ability to manage costs, interruptions to our information technology systems, the ability of third-party providers to perform and potential litigation as updated by our reports on Form 10-Q, filed with the Securities and Exchange Commission. These and other factors are discussed in the Company’s regulatory filings with the Securities and Exchange Commission, including those in “Item 1A. Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and the Company’s most recent Form 10-Q. The forward-looking statements contained in this news release speak only as of this date and the Company does not assume any obligation to update them except as required by law.

_______________________

1Diluted earnings attributable to shareholders per share.

NOTE:  See Disclaimer on Forward-Looking Statements in this release.

Expeditors International of Washington, Inc.

Second Quarter 2022 Earnings Release, August 2, 2022

Financial Highlights for the three and six months ended June 30, 2022 and 2021 (Unaudited)

(in 000's of US dollars except per share data)

	Three months ended June 30,			Six months ended June 30,
	2022	2021	% Change	2022	2021	% Change
Revenues	$4,603,312	$3,609,093	28%	$9,267,610	$6,807,913	36%
Directly related cost of transportation and other expenses[1]	$3,440,948	$2,598,633	32%	$6,957,059	$4,845,917	44%
Salaries and other operating expenses[2]	$656,382	$599,815	9%	$1,342,809	$1,165,836	15%
Operating income	$505,982	$410,645	23%	$967,742	$796,160	22%
Net earnings attributable to shareholders	$377,805	$316,372	19%	$723,914	$603,592	20%
Diluted earnings attributable to shareholders per share	$2.27	$1.84	23%	$4.31	$3.52	22%
Basic earnings attributable to shareholders per share	$2.29	$1.87	22%	$4.35	$3.57	22%
Diluted weighted average shares outstanding	166,474	171,677	(3)%	167,980	171,660	(2)%
Basic weighted average shares outstanding	165,092	169,210	(2)%	166,423	169,140	(2)%

[1]

Directly related cost of transportation and other expenses totals Operating Expenses from Airfreight services, Ocean freight and ocean services and Customs brokerage and other services as shown in the Condensed Consolidated Statements of Earnings.

[2]

Salaries and other operating expenses totals Salaries and related, Rent and occupancy, Depreciation and amortization, Selling and promotion and Other as shown in the Condensed Consolidated Statements of Earnings.

Financial Impact of the Cyber-Attack

In the three and six months ended June 30, 2022, the Company incurred, as a result of our inability to timely process and move shipments through ports, approximately $22 million and $62 million, respectively, in incremental demurrage charges, where the Company has direct liability for this obligation. These costs are recorded in customs brokerage and other services expenses.

Additionally, principally in the first quarter, the Company incurred investigation, recovery, and remediation expenses, including costs to recover its operational and accounting systems and to enhance cybersecurity protections. These costs are primarily comprised of various consulting services including cybersecurity experts, outside legal advisors, and other IT professional expenses. The Company also recorded estimated liabilities for potential shipment-related claims. Total amounts recorded for the items above for the three and six months ended June 30, 2022 were approximately $6 million and $28 million, respectively, and are reported in other operating expenses. The Company does not expect to incur significant capital expenditures as a result of the cyber-attack.

The Company may incur additional expenses which could include third-party expenses, incremental information services costs, legal fees, or indemnities to customers or business partners. When the Company’s operating systems were down, many customers worked with other providers to meet their logistics needs, resulting in lower shipment volumes in the first quarter and to a lesser extent in the second quarter for which the financial impact on revenues and operating income cannot be quantified. Such costs and the ongoing impacts from the down time caused by the cyber-attack could have a further material adverse impact on the Company’s business, revenues, expenses, results of operations, cash flows and reputation. The Company is unable to estimate the ultimate direct and indirect financial impacts of this cyber-attack.

	Employee Full-time Equivalents as of June 30,
	2022	2021
North America	7,752	6,949
Europe	4,127	3,700
North Asia	2,490	2,416
South Asia	1,824	1,671
Middle East, Africa and India	1,543	1,496
Latin America	853	781
Information Systems	1,093	968
Corporate	414	399
Total	20,096	18,380

	Second quarter year-over-year percentage decrease:
2022	Airfreight kilos	Ocean freight FEU
April	(24)%	(13)%
May	(13)%	(11)%
June	(13)%	(10)%
Quarter	(17)%	(11)%

During the three and six months ended June 30, 2022, we repurchased 5 million shares of common stock at $109.81 per share. During the three and six months ended June 30, 2021, we repurchased 0.5 million and 1.4 million shares of common stock at an average price of $124.94 and $104.20 per share, respectively.

Investors may submit written questions via e-mail to: investor@expeditors.com. Questions received by the end of business on August 5, 2022 will be considered in management's 8-K “Responses to Selected Questions.”

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands, except per share data)

(Unaudited)

	June 30, 2022	December 31, 2021
Assets:
Current Assets:
Cash and cash equivalents	$1,976,971	$1,728,692
Accounts receivable, less allowance for credit loss of $7,636 at June 30, 2022 and $6,686 at December 31, 2021	3,469,833	3,810,286
Deferred contract costs	745,577	987,266
Other	137,768	108,801
Total current assets	6,330,149	6,635,045
Property and equipment, less accumulated depreciation and amortization of $554,252 at June 30, 2022 and $541,677 at December 31, 2021	495,328	487,870
Operating lease right-of-use assets	491,630	459,158
Goodwill	7,927	7,927
Deferred federal and state income taxes, net	19,413	729
Other assets, net	16,695	19,200
Total assets	$7,361,142	$7,609,929
Liabilities:
Current Liabilities:
Accounts payable	1,914,979	2,012,461
Accrued liabilities, primarily salaries and related costs	473,644	403,625
Contract liabilities	867,467	1,142,026
Current portion of operating lease liabilities	88,112	82,019
Federal, state and foreign income taxes	66,864	86,166
Total current liabilities	3,411,066	3,726,297
Noncurrent portion of operating lease liabilities	414,813	385,641
Commitments and contingencies	—	—
Shareholders’ Equity:
Preferred stock, none issued	—	—
Common stock, par value $0.01 per share. Issued and outstanding: 162,931 shares at June 30, 2022 and 167,210 shares at December 31, 2021	1,629	1,672
Additional paid-in capital	137	3,160
Retained earnings	3,717,316	3,620,008
Accumulated other comprehensive loss	(193,834)	(130,414)
Total shareholders’ equity	3,525,248	3,494,426
Noncontrolling interest	10,015	3,565
Total equity	3,535,263	3,497,991
Total liabilities and equity	$7,361,142	$7,609,929

02-August-2022	Expeditors International of Washington, Inc.	Page 5 of 2

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

AND SUBSIDIARIES

Condensed Consolidated Statements of Earnings

(In thousands, except per share data)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
Revenues:
Airfreight services	$1,602,566	$1,523,569	$3,201,121	$2,849,484
Ocean freight and ocean services	1,759,646	1,098,550	3,735,892	2,052,462
Customs brokerage and other services	1,241,100	986,974	2,330,597	1,905,967
Total revenues	4,603,312	3,609,093	9,267,610	6,807,913
Operating Expenses:
Airfreight services	1,212,503	1,136,328	2,355,049	2,090,872
Ocean freight and ocean services	1,402,365	862,251	3,002,608	1,604,686
Customs brokerage and other services	826,080	600,054	1,599,402	1,150,359
Salaries and related	508,222	481,186	1,047,162	933,291
Rent and occupancy	51,598	45,366	102,526	90,646
Depreciation and amortization	14,254	12,675	27,229	25,662
Selling and promotion	5,887	3,172	9,935	6,242
Other	76,421	57,416	155,957	109,995
Total operating expenses	4,097,330	3,198,448	8,299,868	6,011,753
Operating income	505,982	410,645	967,742	796,160
Other Income (Expense):
Interest income	2,720	2,188	4,612	4,134
Other, net	106	2,649	7,633	5,649
Other income, net	2,826	4,837	12,245	9,783
Earnings before income taxes	508,808	415,482	979,987	805,943
Income tax expense	126,582	98,508	248,281	201,019
Net earnings	382,226	316,974	731,706	604,924
Less net earnings attributable to the noncontrolling interest	4,421	602	7,792	1,332
Net earnings attributable to shareholders	$377,805	$316,372	$723,914	$603,592
Diluted earnings attributable to shareholders per share	$2.27	$1.84	$4.31	$3.52
Basic earnings attributable to shareholders per share	$2.29	$1.87	$4.35	$3.57
Weighted average diluted shares outstanding	166,474	171,677	167,980	171,660
Weighted average basic shares outstanding	165,092	169,210	166,423	169,140

02-August-2022	Expeditors International of Washington, Inc.	Page 6 of 2

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
Operating Activities:
Net earnings	$382,226	$316,974	$731,706	$604,924
Adjustments to reconcile net earnings to net cash from operating activities:
Provisions for losses on accounts receivable	4,763	1,090	4,347	2,289
Deferred income tax (benefit) expense	(8,622)	1,850	(11,858)	10,001
Stock compensation expense	25,518	30,909	37,121	42,094
Depreciation and amortization	14,254	12,675	27,229	25,662
Other, net	(1,746)	346	(1,291)	897
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	378,291	(410,783)	245,943	(663,697)
(Decrease) increase in accounts payable and accrued expenses	(133,171)	99,944	7,020	333,182
Decrease (increase) in deferred contract costs	37,138	(150,382)	211,068	(221,640)
(Decrease) increase in contract liabilities	(45,574)	174,504	(238,931)	254,094
Decrease in income taxes payable, net	(93,430)	(47,994)	(47,171)	(1,356)
(Increase) decrease in other, net	(1,001)	1,164	7,409	(324)
Net cash from operating activities	558,646	30,297	972,592	386,126
Investing Activities:
Purchase of property and equipment	(38,158)	(6,539)	(52,570)	(14,930)
Other, net	(134)	138	(55)	104
Net cash from investing activities	(38,292)	(6,401)	(52,625)	(14,826)
Financing Activities:
Proceeds from borrowing on lines of credit, net	28,571	174	48,061	89
Proceeds from issuance of common stock	5,682	22,711	11,433	42,468
Repurchases of common stock	(549,065)	(62,472)	(549,065)	(148,469)
Dividends paid	(109,828)	(98,387)	(109,828)	(98,387)
Payments for taxes related to net share settlement of equity awards	(11,851)	(13,893)	(19,333)	(15,168)
Net cash from financing activities	(636,491)	(151,867)	(618,732)	(219,467)
Effect of exchange rate changes on cash and cash equivalents	(46,518)	8,699	(52,956)	(5,503)
Change in cash and cash equivalents	(162,655)	(119,272)	248,279	146,330
Cash and cash equivalents at beginning of period	2,139,626	1,793,393	1,728,692	1,527,791
Cash and cash equivalents at end of period	$1,976,971	$1,674,121	$1,976,971	$1,674,121
Taxes Paid:
Income taxes	$236,791	$143,959	$314,751	$190,536

02-August-2022	Expeditors International of Washington, Inc.	Page 7 of 2

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

AND SUBSIDIARIES

Business Segment Information

(In thousands)

(Unaudited)

	UNITED STATES	OTHER NORTH AMERICA	LATIN AMERICA	NORTH ASIA	SOUTH ASIA	EUROPE	MIDDLE EAST, AFRICA AND INDIA	ELIMI- NATIONS	CONSOLI- DATED
For the three months ended June 30, 2022:
Revenues	$1,265,363	144,988	66,136	1,582,475	611,246	658,307	275,948	(1,151)	4,603,312
Directly related cost of transportation and other expenses[1]	$797,179	85,806	43,298	1,323,354	507,473	464,399	220,162	(723)	3,440,948
Salaries and other operating expenses[2]	$314,726	31,308	14,496	104,896	38,728	115,394	37,258	(424)	656,382
Operating income	$153,458	27,874	8,342	154,225	65,045	78,514	18,528	(4)	505,982
Identifiable assets at period end	$3,681,137	304,799	144,303	1,275,808	554,166	1,081,246	365,532	(45,849)	7,361,142
Capital expenditures	$26,394	1,038	177	766	436	7,666	1,681	—	38,158
Equity	$2,435,088	127,428	54,762	307,453	217,437	297,572	134,388	(38,865)	3,535,263
For the three months ended June 30, 2021:
Revenues	$997,567	101,465	46,981	1,309,382	417,718	544,949	192,186	(1,155)	3,609,093
Directly related cost of transportation and other expenses[1]	$566,882	59,311	25,952	1,086,641	335,219	376,856	148,290	(518)	2,598,633
Salaries and other operating expenses[2]	$241,121	31,300	14,735	106,812	49,046	123,408	34,026	(633)	599,815
Operating income	$189,564	10,854	6,294	115,929	33,453	44,685	9,870	(4)	410,645
Identifiable assets at period end	$2,972,363	196,558	102,296	1,114,475	377,370	929,706	291,406	(31,003)	5,953,171
Capital expenditures	$2,905	64	72	400	532	2,100	466	—	6,539
Equity	$2,163,114	80,802	36,316	318,111	146,583	255,006	128,148	(44,429)	3,083,651

	UNITED STATES	OTHER NORTH AMERICA	LATIN AMERICA	NORTH ASIA	SOUTH ASIA	EUROPE	MIDDLE EAST, AFRICA AND INDIA	ELIMI- NATIONS	CONSOLI- DATED
For the six months ended June 30, 2022:
Revenues	$2,506,587	249,598	123,843	3,351,491	1,257,575	1,234,098	546,629	(2,211)	9,267,610
Directly related cost of transportation and other expenses[1]	$1,560,602	150,038	77,155	2,803,447	1,046,356	882,019	438,262	(820)	6,957,059
Salaries and other operating expenses[2]	$648,375	56,177	27,597	228,009	84,057	224,663	75,300	(1,369)	1,342,809
Operating income	$297,610	43,383	19,091	320,035	127,162	127,416	33,067	(22)	967,742
Identifiable assets at period end	$3,681,137	304,799	144,303	1,275,808	554,166	1,081,246	365,532	(45,849)	7,361,142
Capital expenditures	$35,871	2,116	286	1,297	726	9,724	2,550	—	52,570
Equity	$2,435,088	127,428	54,762	307,453	217,437	297,572	134,388	(38,865)	3,535,263
For the six months ended June 30, 2021:
Revenues	$1,872,957	195,582	91,845	2,518,430	767,484	1,011,282	352,692	(2,359)	6,807,913
Directly related cost of transportation and other expenses[1]	$1,069,517	112,361	52,652	2,054,170	605,163	683,765	269,399	(1,110)	4,845,917
Salaries and other operating expenses[2]	$479,819	57,037	27,112	213,732	92,211	232,863	64,301	(1,239)	1,165,836
Operating income	$323,621	26,184	12,081	250,528	70,110	94,654	18,992	(10)	796,160
Identifiable assets at period end	$2,972,363	196,558	102,296	1,114,475	377,370	929,706	291,406	(31,003)	5,953,171
Capital expenditures	$5,930	186	125	757	1,111	5,654	1,167	—	14,930
Equity	$2,163,114	80,802	36,316	318,111	146,583	255,006	128,148	(44,429)	3,083,651

1Directly related cost of transportation and other expenses totals operating expenses from Airfreight services, Ocean freight and ocean services and Customs brokerage and other services as shown in the Condensed Consolidated Statements of Earnings.

2Salaries and other operating expenses totals salaries and related, rent and occupancy, depreciation and amortization, selling and promotion and other as shown in the Condensed Consolidated Statements of Earnings.

02-August-2022	Expeditors International of Washington, Inc.	Page 8 of 2